Filed Pursuant to Rule 424(b)(3)

Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT

DATED JANUARY 17, 2014 TO PROSPECTUS DATED MAY 1, 2013

DECEMBER 2013 PERFORMANCE UPDATE

	December 2013	Year to Date	Total NAV 12/31/2013	NAV per Unit 12/31/2013
Series A-1	-1.20%	-23.86%	$6,476,840	$1,083.46
Series A-2	-1.03%	-22.32%	$2,098,507	$1,225.38
Series B-1	0.78%	-17.77%	$1,801,305	$913.20
Series B-2	0.93%	-16.11%	$2,873,715	$995.94

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1

DECEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended December 31, 2013)

STATEMENT OF INCOME

DECEMBER 2013
Investment income, interest	$19

Expenses
Management fee	12,195
Ongoing offering expenses	—
Operating expenses	4,065
Selling commissions	10,838
Other expenses	227
Incentive fee	—
Brokerage commissions	12,650
Total expenses	39,975

Net investment gain (loss)	(39,956)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	165,765
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(204,467)

Net gain (loss) on investments	(38,702)

Net increase (decrease) in net assets from operations	$(78,657)

STATEMENT OF CHANGES IN NET ASSET VALUE

DECEMBER 2013
Net assets, beginning of period	$6,787,795

Net increase (decrease) in net assets from operations	(78,657)

Capital share transactions
Issuance of shares	0
Redemption of shares	(232,297)

Net increase (decrease) in net assets from capital share transactions	(232,297)

Net increase (decrease) in net assets	(310,955)

Net assets, end of period	$6,476,840
NAV Per Unit, end of period	$1,083.46

SUPERFUND GOLD, L.P. – SERIES A-2

DECEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended December 31, 2013)

STATEMENT OF INCOME

DECEMBER 2013
Investment income, interest	$6

Expenses
Management fee	3,945
Ongoing offering expenses	—
Operating expenses	1,315
Other expenses	73
Incentive fee	—
Brokerage commissions	4,092
Total expenses	9,425

Net investment gain (loss)	(9,418)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	53,618
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(66,137)

Net gain (loss) on investments	(12,518)

Net increase (decrease) in net assets from operations	$(21,937)

STATEMENT OF CHANGES IN NET ASSET VALUE

DECEMBER 2013
Net assets, beginning of period	$2,120,444

Net increase (decrease) in net assets from operations	(21,937)

Capital share transactions
Issuance of shares	0
Redemption of shares	0

Net increase (decrease) in net assets from capital share transactions	0

Net increase (decrease) in net assets	(21,937)

Net assets, end of period	$2,098,507

NAV Per Unit, end of period	$1,225.38

SUPERFUND GOLD, L.P. – SERIES B-1

DECEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended December 31, 2013)

STATEMENT OF INCOME

DECEMBER 2013
Investment income, interest	$13

Expenses
Management fee	3,392
Ongoing offering expenses	—
Operating expenses	1,131
Selling commissions	3,015
Other expenses	254
Incentive fee	—
Brokerage commissions	5,091
Total expenses	12,882

Net investment gain (loss)	(12,869)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	77,804
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(51,404)

Net gain (loss) on investments	26,400

Net increase (decrease) in net assets from operations	$13,531

STATEMENT OF CHANGE IN NET ASSET VALUE

DECEMBER 2013
Net assets, beginning of period	$1,840,512

Net increase (decrease) in net assets from operations	13,531

Capital share transactions
Issuance of shares	0
Redemption of shares	(52,738)

Net increase (decrease) in net assets from capital share transactions	(52,738)

Net increase (decrease) in net assets	(39,207)

Net assets, end of period	$1,801,305
NAV Per Unit, end of period	$913.20

SUPERFUND GOLD, L.P. – SERIES B-2

DECEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended December 31, 2013)

STATEMENT OF INCOME

DECEMBER 2013
Investment income, interest	$21

Expenses
Management fee	5,402
Ongoing offering expenses	—
Operating expenses	1,801
Other expenses	405
Incentive fee	—
Brokerage commissions	8,109
Total expenses	15,716

Net investment gain (loss)	(15,695)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	123,917
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(81,871)

Net gain (loss) on investments	42,046

Net increase (decrease) in net assets from operations	$26,351

STATEMENT OF CHANGE IN NET ASSET VALUE

DECEMBER 2013
Net assets, beginning of period	$2,846,753

Net increase (decrease) in net assets from operations	26,351

Capital share transactions

Issuance of shares	9,458

Redemption of shares	(8,847)

Net increase (decrease) in net assets from capital share transactions	611

Net increase (decrease) in net assets	26,963

Net assets, end of period	$2,873,715

NAV Per Unit, end of period	$995.94

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.